Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 Carly.Symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.59 per Unit
Adjusted Diluted Net Income of $0.70 per Unit
Cash Distribution of $0.70 per Unit

Nashville, TN, February 8, 2023 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter and year ended December 31, 2022.
“2022 presented an extraordinarily challenging investing and operating environment. Investment returns were adversely impacted by a concurrent decline in equity and fixed income markets, with fixed income posting the worst annual returns on record. Nevertheless, our diversified global platform posted its fourth consecutive year of active organic growth,” said Seth P. Bernstein, President and CEO of AllianceBernstein. "Two of our three distribution channels grew organically, driven primarily by our alternatives/multi-asset services. Our full year effective fee rate improved by 3% due to mix shift and the acquisition of CarVal, reflecting our strategic growth into Private Alternatives, supported by our strategic partner Equitable Holdings. For the full year, our average AUM declined by 6%, adjusted operating income decreased by 22%, and adjusted operating margin of 28.4% compared with 33.6% the prior year. Adjusted earnings and unitholder distributions decreased by 24% year-over-year.”

(US $ Thousands except per Unit amounts)	Q4 2022	Q4 2021	% Change	2022	2021	% Change

U.S. GAAP Financial Measures
Net revenues	$990,176	$1,264,682	(21.7)%	$4,054,290	$4,441,602	(8.7)%
Operating income	$203,741	$392,605	(48.1)%	$815,096	$1,216,462	(33.0)%
Operating margin	20.0%	30.8%	(1,080 bps)	21.5%	27.3%	(580 bps)
AB Holding Diluted EPU	$0.59	$1.27	(53.5)%	$2.69	$3.88	(30.7)%

Adjusted Financial Measures (1)
Net revenues	$802,114	$1,024,326	(21.7)%	$3,336,234	$3,609,536	(7.6%)
Operating income	$231,947	$394,363	(41.2)%	$947,197	$1,214,310	(22.0%)
Operating margin	28.9%	38.5%	(960 bps)	28.4%	33.6%	(520 bps)
AB Holding Diluted EPU	$0.70	$1.29	(45.7)%	$2.94	$3.89	(24.4%)
AB Holding cash distribution per Unit	$0.70	$1.29	(45.7)%	$2.95	$3.90	(24.4%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$646.4	$778.6	(17.0%)	$646.4	$778.6	(17.0%)
Average AUM	$636.0	$761.1	(16.4%)	$686.5	$730.8	(6.1%)

(1) The adjusted financial measures represent non-GAAP financial measures. See page 15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-17 for notes describing the adjustments.

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Bernstein continued: "Our fixed income investment performance lagged, with 20% of assets outperforming in 2022, while the majority of equity assets outperformed. In Retail, gross sales of $66 billion were down from a record 2021. Despite fixed income outflows, US and Japan retail grew organically, as did our active equity and municipal businesses. In Institutional, we posted net inflows for the fourth consecutive year, driven by robust custom target date sales. Our year-end pipeline of $13.2 billion had an active fee rate more than three times the channel average, with private alternatives more than 80% of the fee base. Our Private Wealth business grew organically for the fifth year in the last seven. Bernstein Research revenues declined by 8% year-over-year, reflecting constrained institutional trading volumes amidst global uncertainty.

Bernstein concluded, "Entering 2023, we expect continued volatility in global financial markets as inflation and interest rates expectations evolve, with related impacts on the economy and corporate earnings. Our experienced investment teams and diverse offerings, which include an expanded private markets offering, and new vehicles such as active ETF’s, position us well to serve our clients’ needs. That said, we enter 2023 with an AUM base 17% below the prior year period, necessitating global cost reduction measures, including headcount reduction, while balancing select growth investments. In this environment, we will continue to pursue insight that unlocks opportunity, for our clients, unitholders and stakeholders.”

The firm’s cash distribution per Unit of $0.70 is payable on March 16, 2023, to holders of record of AB Holding Units at the close of business on February 21, 2023.
Market Performance
Global equity and fixed income markets were up in the fourth quarter and down for the full year of 2022.

	4Q 2022	2022
S&P 500 Total Return	7.6%	(18.1)%
MSCI EAFE Total Return	17.4	(14.0)
Bloomberg Barclays US Aggregate Return	1.9	(13.0)
Bloomberg Barclays Global High Yield Index	8.0	(12.7)

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Assets Under Management ($ Billions)
Total assets under management as of December 31, 2022 were $646.4 billion, up $33.7 billion, or 6%, from September 30, 2022, and down $132.2 billion, or 17%, from December 31, 2021.

	Institutional	Retail	Private Wealth Management	Total
Assets Under Management 12/31/22	$297.3	$242.9	$106.2	$646.4
Net Flows for Three Months Ended 12/31/22:
Active	$3.6	$(2.5)	$(1.2)	$(0.1)
Passive	(1.9)	(0.9)	1.0	$(1.8)
Total	$1.7	$(3.4)	$(0.2)	$(1.9)

Net Flows for Twelve Months Ended 12/31/22:
Active	$9.1	$(7.1)	$(1.1)	$0.9
Passive	(2.8)	(4.5)	2.8	$(4.5)
Total	$6.3	$(11.6)	$1.7	$(3.6)

Total net outflows were $1.9 billion in the fourth quarter versus net outflows of $10.5 billion in the third quarter, and net inflows of $7.4 billion in the prior year period. Total net outflows were $3.6 billion for the full year of 2022 versus net inflows of $26.1 billion in the prior year. Prior period AXA S.A. ("AXA") redemptions of low-fee fixed income mandates and net flows excluding these redemptions were as follows:

	4Q 2022	4Q 2021	2022	2021
	(in billions)
AXA redemptions	$—	$—	$4.5	$1.3
Net (outflows) Inflows excluding AXA redemptions	$(1.9)	$7.4	$0.9	$27.4
Institutional channel fourth quarter net inflows of $1.7 billion compared to net outflows of $6.3 billion in the third quarter. Institutional gross sales of $12.6 billion increased sequentially from $1.9 billion. Full year 2022 net inflows of $6.3 billion compared to net inflows of $2.3 billion in the prior year. Full year 2022 gross sales of $32.2 billion increased from $31.7 billion in the prior year. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $13.2 billion at December 31, 2022 from $24.7 billion at September 30, 2022.
Retail channel fourth quarter net outflows of $3.4 billion compared to net outflows of $5.0 billion in the third quarter. Retail gross sales of $14.2 billion increased sequentially from $13.8 billion. Full year 2022 net outflows of $11.6 billion compared to net inflows of $20.8 billion in the prior year. Full year 2022 gross sales of $65.9 billion decreased from $100.0 billion in the prior year.
Private Wealth channel fourth quarter net outflows of $0.2 billion compared to net inflows of $0.8 billion in the third quarter. Private Wealth gross sales of $4.1 billion were flat sequentially. Full year 2022 net inflows of $1.7 billion compared to net inflows of $3.0 billion in the prior year. Full year 2022 gross sales of $17.5 billion decreased from $18.3 billion in the prior year.

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Fourth Quarter and Full Year Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate charges/credits and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings
Revenues
Fourth quarter 2022 net revenues of $990.2 million decreased 22% from the fourth quarter of 2021. Lower performance-based fees, investment advisory base fees, distribution revenues and Bernstein Research revenues and higher investment losses were offset by higher net dividend and interest income.
Full year 2022 net revenues of $4.1 billion decreased 9% from $4.4 billion in 2021. Lower investment advisory base fees, performance-based fees, distribution revenues, Bernstein Research revenues and higher investment losses were offset by higher net dividend and interest income.
Fourth quarter 2022 Bernstein Research Services ("Bernstein") revenues decreased 12% from the prior year period. The decrease was driven by a significant decline in customer trading activity across all regions as a result of market conditions. Full year 2022 Bernstein revenues decreased 8% compared to the prior year. The decrease was driven by significantly lower customer trading activity in Europe and Asia due to local market conditions.
Expenses
Fourth quarter 2022 operating expenses of $786 million decreased 10% from the fourth quarter of 2021. The decrease was driven by lower promotion and servicing expenses, employee compensation and benefits expense and general and administrative ("G&A") expense, offset by higher amortization of intangibles, interest expense and contingent payment arrangements. Within promotion and servicing expenses, lower distribution related payments, transfer fees, marketing expense and amortization of deferred sales commissions were partially offset by higher travel and entertainment. Within employee compensation and benefit expense, lower incentive compensation, commissions, fringes and recruitment costs were offset by higher base compensation. G&A decreased due to lower portfolio servicing fees and a favorable foreign exchange translation impact, partially offset by higher professional fees, valuation adjustments related to the classification of Bernstein as held for sale and the impairment of certain acquisition related intangible assets.
Full year 2022 operating expenses of $3.2 billion were flat as compared to 2021. Higher G&A expenses, amortization of intangibles, interest expense and contingent payment arrangements were offset by lower promotion and servicing expense and employee compensation and benefits expense. G&A increased due to higher professional fees, portfolio servicing expenses, technology costs, office-related expenses, valuation adjustments related to the classification of Bernstein as held for sale and the impairment of certain acquisition related intangible assets. Promotion and servicing expense decreased due to lower distribution related payments, transfer fees and trade execution costs, partially offset by higher travel and entertainment and firm meeting expenses. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher base compensation, commissions and other employment costs.
Operating Income and Net Income Per Unit
Fourth quarter 2022 operating income of $204 million decreased 48% from $393 million in the fourth quarter of 2021 and operating margin of 20.0% decreased 1,080 basis points from 30.8% in the fourth quarter of 2021.
Full year 2022 operating income of $815 million decreased 33% from $1.2 billion in 2021, and operating margin of 21.5% decreased 580 basis points from 27.3% in 2021.
Fourth quarter 2022 diluted net income per Unit was $0.59 as compared to $1.27 in the fourth quarter of 2021. Full year 2022 diluted net income per Unit was $2.69 as compared to $3.88 in 2021.

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Non-GAAP Earnings
This section discusses our fourth quarter and full year 2022 non-GAAP financial results, compared to the fourth quarter and full year 2021 financial results. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Revenues
Fourth quarter 2022 adjusted net revenues of $802 million decreased 22% from the fourth quarter of 2021. The decrease is primarily due to lower performance-based fees, investment advisory base fees and Bernstein Research revenues.
Full year 2022 adjusted net revenues of $3.3 billion decreased 8% from 2021. The decrease is primarily due to lower performance-based fees, investment advisory base fees and Bernstein Research revenues.
Expenses
Fourth quarter 2022 adjusted operating expenses of $570 million decreased 9% from the fourth quarter of 2021. The decrease is primarily due to lower employee compensation and benefits expense, promotion and servicing expense and general and administrative ("G&A") expenses, partially offset by higher interest expense. Employee compensation and benefits expense decreased due to lower incentive compensation, commissions, fringes, other employment costs and base compensation. Promotion and servicing expense decreased due to lower transfer fees, trade execution costs and marketing expense, offset by higher travel and entertainment. Within G&A, the decrease was driven by a favorable foreign exchange translation impact, partially offset by higher professional fees and technology costs.
Full year 2022 adjusted operating expenses of $2.4 billion was flat as compared to 2021. Lower employee compensation and benefits expenses were partially offset by higher G&A expenses, promotion and servicing expenses and interest expense. Employee compensation and benefits expense decreased due to lower incentive compensation, partially offset by higher base compensation, commissions and other employment costs. Within G&A, the increase was driven by higher technology costs, professional fees, office-related expenses and portfolio servicing expenses. Promotion and servicing expense increased due to higher travel and entertainment costs and marketing expenses, partially offset by lower trade execution costs and transfer fees.
Operating Income, Margin and Net Income Per Unit
Fourth quarter 2022 adjusted operating income of $232 million decreased 41% from $394 million in the fourth quarter of 2021. Adjusted operating margin of 28.9% decreased 960 basis points from 38.5%.
Full year 2022 adjusted operating income of $947 million decreased 22% from $1.2 billion in 2021. Adjusted operating margin of 28.4% decreased 520 basis points from 33.6%.
Fourth quarter 2022 adjusted diluted net income per Unit was $0.70 as compared to $1.29 in the fourth quarter of 2021. Full year adjusted diluted net income per Unit was $2.94 as compared to $3.89 in 2021.
Headcount
As of December 31, 2022, we had 4,436 employees, including 203 AB CarVal employees, compared to 4,118 employees as of December 31, 2021 and 4,490 as of September 30, 2022, including 196 AB CarVal employees.

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Unit Repurchases

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(in millions)
Total amount of AB Holding Units Purchased/Retained(1)	2.6	2.7	5.2	5.6
Total Cash Paid for AB Holding Units Purchased/Retained(1)	$104.1	$136.6	$211.8	$262.3
Open Market Purchases of AB Holding Units Purchased(1)	—	0.3	2.3	2.6
Total Cash Paid for Open Market Purchases of AB Holding Units(1)	$—	$14.2	$92.7	$117.9
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Fourth Quarter 2022 Earnings Conference Call Information
Management will review Fourth Quarter 2022 financial and operating results during a conference call beginning at 8:30 a.m. (CT) on Thursday, February 9, 2023. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Kate Burke, Chief Operating Officer & Chief Financial Officer; Onur Erzan, Head of Global Client Group & Head of Private Wealth; and Bill Siemers, Controller & Chief Accounting Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of fourth quarter 2022 financial and operating results on February 8, 2023.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Availability of 2022 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2022, available on February 10, 2023, in either electronic format or hard copy on www.alliancebernstein.com:
•Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.alliancebernstein.com/investorrelations and clicking on the “Reports & SEC Filings” section.
•Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 615-622-0000.
Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2022, available on February 10, 2023. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.

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About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2022, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.4% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.3% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	Q4 2022	Q4 2021	% Change

GAAP revenues:
Base fees	$680,484	$779,473	(12.7%)
Performance fees	32,732	157,164	(79.2%)
Bernstein research services	100,467	114,001	(11.9%)
Distribution revenues	137,764	178,490	(22.8%)
Dividends and interest	58,667	12,598	n/m
Investments (losses)	(11,308)	(4,021)	181.2%
Other revenues	25,344	27,825	(8.9%)
Total revenues	1,024,150	1,265,530	(19.1%)
Less: interest expense	33,974	848	n/m
Total net revenues	990,176	1,264,682	(21.7%)

GAAP operating expenses:
Employee compensation and benefits	399,101	440,319	(9.4%)
Promotion and servicing
Distribution-related payments	142,791	190,691	(25.1%)
Amortization of deferred sales commissions	8,085	9,498	(14.9%)
Trade execution, marketing, T&E and other	52,331	56,809	(7.9%)
General and administrative	161,194	171,997	(6.3%)
Contingent payment arrangements	2,516	238	n/m
Interest on borrowings	8,505	1,330	n/m
Amortization of intangible assets	11,912	1,195	n/m
Total operating expenses	786,435	872,077	(9.8%)
Operating income	203,741	392,605	(48.1%)
Income taxes	11,030	17,474	(36.9%)
Net income	192,711	375,131	(48.6%)
Net income of consolidated entities attributable to non-controlling interests	5,574	2,904	91.9%
Net income attributable to AB Unitholders	$187,137	$372,227	(49.7%)

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	Q4 2022	Q4 2021	% Change

Equity in Net Income Attributable to AB Unitholders	$71,888	$134,091	(46.4%)
Income Taxes	8,108	8,929	(9.2%)
Net Income	63,780	125,162	(49.0%)
Additional Equity in Earnings of Operating Partnership (1)	—	3	(100.0%)
Net Income - Diluted	$63,780	$125,165	(49.0%)
Diluted Net Income per Unit	$0.59	$1.27	(53.5%)
Distribution per Unit	$0.70	$1.29	(45.7%)

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	Q4 2022	Q4 2021	% Change
AB L.P.
Period-end	285,979,913	271,453,043	5.4%
Weighted average - basic	280,672,157	270,664,117	3.7%
Weighted average - diluted	280,672,157	270,667,648	3.7%
AB Holding L.P.
Period-end	113,801,097	99,271,727	14.6%
Weighted average - basic	108,493,341	98,482,801	10.2%
Weighted average - diluted	108,493,341	98,486,332	10.2%

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)

(US $ Thousands)	2022	2021	% Change
GAAP revenues:
Base fees	$2,825,791	2,949,405	(4.2)%
Performance fees	145,247	245,119	(40.7)%
Bernstein research services	416,273	452,017	(7.9)%
Distribution revenues	607,195	652,240	(6.9)%
Dividends and interest	123,091	38,734	n/m
Investments (losses)	(102,413)	(636)	n/m
Other revenues	105,544	108,409	(2.6)%
Total revenues	4,120,728	4,445,288	(7.3)%
Less: interest expense	66,438	3,686	n/m
Total net revenues	4,054,290	4,441,602	(8.7)%

GAAP operating expenses:
Employee compensation and benefits	1,666,636	1,716,013	(2.9)%
Promotion and servicing
Distribution-related payments	629,572	708,117	(11.1)%
Amortization of deferred sales commissions	34,762	34,364	1.2%
Trade execution, marketing, T&E and other	215,556	197,486	9.2%
General & administrative	641,635	555,608	15.5%
Contingent payment arrangements	6,563	2,710	142.2%
Interest on borrowings	17,906	5,145	n/m
Amortization of intangible assets	26,564	5,697	n/m
Total operating expenses	3,239,194	3,225,140	0.4%

Operating income	815,096	1,216,462	(33.0)%

Income taxes	39,639	62,728	(36.8)%

Net income	775,457	1,153,734	(32.8)%

Net (loss) income of consolidated entities attributable to non-controlling interests	(56,356)	5,111	n/m

Net income attributable to AB Unitholders	$831,813	$1,148,623	(27.6)%

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AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2022	2021	% Change
Equity in Net Income Attributable to AB Unitholders	$305,504	$416,326	(26.6)%
Income Taxes	31,339	30,483	2.8%
Net Income	274,165	385,843	(28.9)%
Additional Equity in Earnings of Operating Partnership (1)	2	30	(93.3)%
Net Income - Diluted	$274,167	$385,873	(28.9)%
Diluted Net Income per Unit	$2.69	$3.88	(30.7)%
Distribution per Unit	$2.95	$3.90	(24.4)%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

Units Outstanding	2022	2021	% Change
AB L.P.
Period-end	285,979,913	271,453,043	5.4%
Weighted average - basic	273,942,916	271,729,240	0.8%
Weighted average - diluted	273,943,976	271,740,732	0.8%
AB Holding L.P.
Period-end	113,801,097	99,271,727	14.6%
Weighted average - basic	101,762,514	99,544,840	2.2%
Weighted average - diluted	101,763,574	99,556,332	2.2%

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2022
(US $ Billions)
Ending and Average	Three Months Ended
	12/31/22	9/30/22
Ending Assets Under Management	$646.4	$612.7
Average Assets Under Management	$636.0	$653.9

Three-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$279.4	$232.3	$101.0	$612.7
Sales/New accounts	12.6	14.2	4.1	30.9
Redemption/Terminations	(3.5)	(15.4)	(4.3)	(23.2)
Net Cash Flows	(7.4)	(2.2)	—	(9.6)
Net Flows	1.7	(3.4)	(0.2)	(1.9)
Transfers	(0.1)	0.1	—	—
Investment Performance	16.3	13.9	5.4	35.6
End of Period	$297.3	$242.9	$106.2	$646.4

Three-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (2)	Total
Beginning of Period	$202.9	$52.1	$187.2	$51.9	$9.5	$109.1	$612.7
Sales/New accounts	9.3	0.1	8.3	3.6	0.1	9.5	30.9
Redemption/Terminations	(9.5)	(1.5)	(6.3)	(4.5)	(0.1)	(1.3)	(23.2)
Net Cash Flows	(2.4)	(0.9)	(6.0)	(0.2)	(0.3)	0.2	(9.6)
Net Flows	(2.6)	(2.3)	(4.0)	(1.1)	(0.3)	8.4	(1.9)
Investment Performance	17.6	4.0	7.1	1.7	0.2	5.0	35.6
End of Period	$217.9	$53.8	$190.3	$52.5	$9.4	$122.5	$646.4

Three-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(2.6)	$(2.3)	$(4.9)
Fixed Income	(5.1)	(0.3)	(5.4)
Alternatives/Multi-Asset Solutions (2)	7.6	0.8	8.4
Total	$(0.1)	$(1.8)	$(1.9)

(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2022
(US $ Billions)
Ending and Average	Twelve Months Ended
	12/31/22	12/31/21
Ending Assets Under Management	$646.4	$778.6
Average Assets Under Management	$686.5	$730.8

Twelve-Month Changes by Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$337.1	$319.9	$121.6	$778.6
Sales/New accounts	32.2	65.9	17.5	115.6
Redemption/Terminations	(13.3)	(66.3)	(15.8)	(95.4)
Net Cash Flows	(12.6)	(11.2)	—	(23.8)
Net Flows(2)	6.3	(11.6)	1.7	(3.6)
Adjustments(3)	(0.4)	—	—	(0.4)
Acquisition(4)	12.2	—	—	12.2
Transfers	(0.1)	0.1	—	—
Investment Performance	(57.8)	(65.5)	(17.1)	(140.4)
End of Period	$297.3	$242.9	$106.2	$646.4

Twelve-Month Changes by Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Alternatives/Multi-Asset Solutions (5)	Total
Beginning of Period	$287.6	$71.6	$246.3	$57.1	$13.2	$102.8	$778.6
Sales/New accounts	46.0	1.8	25.5	16.0	(0.1)	26.4	115.6
Redemption/Terminations	(39.0)	(3.1)	(32.6)	(15.0)	(1.5)	(4.2)	(95.4)
Net Cash Flows	(9.7)	(4.0)	(10.8)	(0.4)	0.3	0.8	(23.8)
Net Flows(2)	(2.7)	(5.3)	(17.9)	0.6	(1.3)	23.0	(3.6)
Adjustments(3)	—	—	—	—	—	(0.4)	(0.4)
Acquisition(4)	—	—	—	—	—	12.2	12.2
Transfers	—	—	—	—	—	—	—
Investment Performance	(67.0)	(12.5)	(38.1)	(5.2)	(2.5)	(15.1)	(140.4)
End of Period	$217.9	$53.8	$190.3	$52.5	$9.4	$122.5	$646.4

Twelve-Month Net Flows by Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(2.7)	$(5.3)	$(8.0)
Fixed Income	(17.3)	(1.3)	$(18.6)
Alternatives/Multi-Asset Solutions (3)	20.9	2.1	$23.0
Total	$0.9	$(4.5)	$(3.6)

(1) Includes index and enhanced index services.
(2) Net flows for our Institutions channel and fixed income-taxable investment services include $4.5 billion of AXA redemptions.
(3) Approximately $0.4 billion of Institutional AUM was removed from our total assets under management during the second quarter of 2022 due to a change in the fee structure.
(4) The CarVal acquisition added approximately $12.2 billion of Institutional AUM in the third quarter.
(5) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$215.1	$141.3	$104.0	$460.4
Non-U.S. Clients	82.2	101.6	2.2	186.0
Total	$297.3	$242.9	$106.2	$646.4

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended					Twelve Months Ended
(US $ Thousands, unaudited)	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	2022	2021

Net Revenues, GAAP basis	$990,176	$986,984	$971,444	$1,105,687	$1,264,682	$4,054,290	$4,441,602
Exclude:
Distribution-related adjustments:
Distribution revenues	(137,764)	(147,960)	(153,130)	(168,341)	(178,490)	(607,195)	(652,240)
Investment advisory services fees	(13,112)	(12,385)	(14,357)	(17,285)	(21,699)	(57,139)	(90,242)
Pass through adjustments:
Investment advisory services fees	(7,730)	(11,367)	(10,043)	(35,976)	(28,012)	(65,116)	(40,628)
Other revenues	(10,055)	(10,505)	(9,436)	(8,963)	(9,091)	(38,959)	(37,209)
Impact of consolidated company-sponsored investment funds	(2,512)	8,837	26,573	24,538	(3,304)	57,436	(6,933)
Incentive compensation-related items	(16,889)	427	5,295	4,084	(1,640)	(7,083)	(6,694)
Write-down of investment	—	—	—	—	1,880	—	1,880
Adjusted Net Revenues	$802,114	$814,031	$816,346	$903,744	$1,024,326	$3,336,234	$3,609,536

Operating Income, GAAP basis	$203,741	$170,305	$192,648	$248,403	$392,605	$815,096	$1,216,462
Exclude:
Real estate	(206)	(206)	(206)	(206)	(206)	(825)	(3,162)
Incentive compensation-related items	378	622	1,463	945	552	3,461	687
EQH award compensation	134	133	164	175	241	606	940
Write-down of investment	—	—	—	—	1,880	—	1,880
Acquisition-related expenses	33,474	23,412	4,929	10,687	2,195	72,503	2,614
Sub-total of non-GAAP adjustments	33,780	23,961	6,350	11,601	4,662	75,745	2,959
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	5,574	(10,114)	(26,771)	(25,045)	2,904	(56,356)	5,111
Adjusted Operating Income	$231,947	$204,380	$225,769	$285,049	$394,363	$947,197	$1,214,310
Operating Margin, GAAP basis excl. non-controlling interests	20.0%	18.3%	22.6%	24.7%	30.8%	21.5%	27.3%
Adjusted Operating Margin	28.9%	25.1%	27.7%	31.5%	38.5%	28.4%	33.6%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended					Twelve Months Ended
($ Thousands except per Unit amounts, unaudited)	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	2022	2021
Net Income - Diluted, GAAP basis	$63,780	$56,316	$68,141	$85,930	$125,165	$274,167	$385,873
Impact on net income of AB non-GAAP adjustments	12,394	8,373	1,630	3,520	1,653	25,468	1,098
Adjusted Net Income - Diluted	$76,174	$64,689	$69,771	$89,450	$126,818	$299,635	$386,971
Diluted Net Income per Holding Unit, GAAP basis	$0.59	$0.56	$0.69	$0.87	$1.27	$2.69	$3.88
Impact of AB non-GAAP adjustments	0.11	0.08	0.02	0.03	0.02	0.25	0.01
Adjusted Diluted Net Income per Holding Unit	$0.70	$0.64	$0.71	$0.90	$1.29	$2.94	$3.89

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain performance-based fees passed through to our investment advisors. These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

During the fourth quarter of 2021, we wrote down an equity method investment; this write down brought the investment balance to zero.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) the write-down of an investment, (5) acquisition-related expenses and (6) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset

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achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.
The write-down of an investment during the fourth quarter of 2021 has been excluded due to its non-recurring nature and because it's not part of our core operating results.
Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees and the recording of changes in estimates to contingent payment arrangements associated with our acquisitions. Beginning in the first quarter of 2022, acquisition-related expenses also include certain compensation-related expenses, amortization of intangible assets for contracts acquired and accretion expense with respect to contingent payment arrangements. During 2022 and 2021, these expenses included an intangible asset impairment charge of $5.6 million and $1.0 million, respectively, related to various historical acquisitions. The recording of changes in estimates of contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and accordingly, have been excluded.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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